Exhibit 99.2

Questions and Answers regarding the Desert Sunlight Transaction
September 30, 2011

Q1.	When does First Solar expect to recognize revenues from the project sale?

A1.
First Solar does not currently expect to recognize revenue for the project until construction is substantially complete. If all revenue recognition criteria can be met before substantial completion, then First Solar will begin to recognize revenue accordingly. First Solar's guidance for 2011 has not included revenue from Desert Sunlight.

Q2.	When did construction start for the project? When is construction expected to be completed?

A2.	The project began construction in Q3 2011, with substantial completion expected by the first quarter of 2015.

Q3.	What are the factors that delay First Solar's recognition of revenue for Desert Sunlight until substantial completion?

A3.
The factors that delay First Solar's recognition of revenue for Desert Sunlight include certain possible limited circumstances relating to project permitting during the construction period, which may require a payment to the owners that approximates a repayment of the amounts received from the project sale and under the EPC contracts plus the net outstanding accrued interest and other amounts owing to the project lenders and other project costs incurred less available energy revenues the owners have received from the project at the time of such payment (the “Repayment”). The option for a subsidiary of First Solar to reacquire ownership of the project in the event of Repayment is another factor that delays revenue recognition.

Q4.	How will First Solar account for Desert Sunlight if revenue cannot be recognized until construction is substantially complete?

A4.
First Solar subsidiaries will receive cash payments under the terms of the EPC contracts upon achievement of certain construction milestones throughout the construction period. Such payment amounts made to First Solar will be reflected as a deferred credit until revenue can be recognized under GAAP. The underlying development and construction costs will also continue to be deferred until such time.

Q5.	What is First Solar's revenue recognition policy for systems projects that include real estate? Will future projects be accounted for in a manner similar to Desert Sunlight?

A5.
As set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, First Solar recognizes revenue for arrangements entered into by the systems business which include land under accounting principles generally accepted in the United States of America (“GAAP”). Each arrangement is unique in nature and depending upon the substance and the terms and conditions of such arrangements we are required under GAAP to apply one of the two following revenue recognition methods:

1.
We may apply the percentage-of-completion method to certain arrangements that include land, when the sale has been consummated, when we have transferred the usual risks and rewards of ownership to the buyer, the initial or continuing investment criteria have been met, we have the ability to estimate our costs and progress toward completion, and other revenue recognition criteria have been met. Depending on the value of the initial and continuing payment commitment by the buyer, we may align our revenue recognition and release of project assets to cost of sales with the receipt of payment from the buyer for sales arrangements that include land.

2.
We may also record a sales arrangement that includes land as revenue after construction of a project is complete, we have transferred the usual risks and rewards of ownership to the buyer, and we have received payment from the buyer.

About First Solar, Inc.

First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit http://www.firstsolar.com.
For First Solar Investors
This document contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this document do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products and services, their development, distribution and performance, economic and competitive factors, the company's key strategic relationships, the ability to obtain permits from governmental authorities for the project and litigation and other risks described under Item 1A (Risk Factors) in First Solar's Annual Report on Form 10-K for the year ended December 31, 2010 and otherwise detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this document or with respect to the announcements described herein.